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May 17, 1999


RE:  REAL ESTATE ASSOCIATES LIMITED III


Dear Investor:

          Several limited partners have called or written us to tell us that they have received an unsolicited tender offer to buy their interests in Real Estate Associates Limited III ("REAL III") from McDowell Foods for $77 per $5,000 unit. The buyers represent that these purchases would be for investment purposes only.

          While the General Partners are unable to value the interests because of a lack of market for them, and therefore cannot comment on the fairness of McDowell Foods offer. Limited partners should also be aware that a sale of their interests in REAL III would have tax consequences that should be evaluated in consultation with each Limited Partner's own tax advisor.

          Most of the Limited Partners have negative capital account balances with respect to their interests in REAL III. Our accountants tell us that on average, the negative capital account balance for a $5,000 investor at the end of December 1998 was approximately $1,775. This means that an investor who sold his or her unit on December 31, 1998 would recognize gain from the sale of his or her unit in an amount equal to approximately $1,852 (the $1,775 negative account balance plus the $77 cash sales price). Our accountants advise that in light of the substantial disposition gains reported in 1998, it is unlikely that an investor would have any remaining REAL III suspended passive losses which might offset such gain. However, the gain could be offset by passive losses which such investor may have from other sources. Unless a limited partner has other suspended or current losses available, a substantial portion of the gain would still be subject to tax liability.

          PLEASE CONSULT WITH YOUR TAX ADVISOR ABOUT THE IMPACT OF SUCH A SALE ON YOUR OWN PARTICULAR SITUATION.

          The Corporate General Partner urges each investor to carefully consider the foregoing information before tendering his or her units to the tendering buyer. Although the offer letter states that investors cannot withdraw units which may already have been tendered, you should consult with your attorney to determine if this requirement is enforceable should you wish to reconsider your decision to tender.


                                   Sincerely,

                     National Partnership Investments Corp.




       Charles H. Boxenbaum                               Bruce E. Nelson
       Chairman of the Board                              President